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                                                                   Exhibit 10(g)

                         EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") dated January 1, 2003 ("Effective Date") by and between the Sigma-Aldrich Corporation, a Delaware corporation ("Company") and David Harvey ("Executive").

          WHEREAS, Executive has been effective in his service to the Company and its subsidiaries; and

          WHEREAS, Company recognizes the valuable services that Executive has rendered and desires to be assured that Executive will continue his active participation in the business of the Company during management transition and thereafter and in the event there is any change in corporate structure which results in a Change of Control, as defined herein; and

          WHEREAS, Executive is willing to continue serving the Company and its subsidiaries and in exchange for the protection and other consideration set forth in this Agreement, is willing to give the Company, under certain circumstances, his covenant not to compete.

          NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:


                                    ARTICLE I
                                   Definitions

1.1 Definitions. As used herein, the following terms shall have the following meanings.

(a) "Affiliate" when used with reference to a Change of Control, shall be defined by reference to the Securities Exchange Act of 1934 and rules in effect thereunder as of the Effective Date of this Agreement.

(b) "Associate" when used with reference to a Change of Control, shall be defined by reference to the Securities Exchange Act of 1934 and rules in effect thereunder as of the Effective Date of this Agreement.

(c) "Beneficial Owner" when used with reference to a Change of Control, shall be defined by reference to the Securities and Exchange Act of 1934 and rules in effect thereunder as of the Effective Date of this Agreement.

(d)    "Board" means the board of directors of the Company.

(e) "Cause" means (i) engaging by Executive in willful misconduct which is materially injurious to Company; (ii) conviction of Executive by a court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to a felony; (iii) engaging by Executive in fraud, material dishonesty or gross misconduct in connection with the business of Company; (iv) engaging by Executive in any act of moral turpitude reasonably likely to materially and adversely affect Company or its business; or (v) Executive's current chronic abuse of or dependency on alcohol or drugs (illicit or otherwise).

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(f)    "Change of Control" occurs if any individual, corporation, partnership or other Person or entity, together with its Affiliates and Associates, acquires as the Beneficial Owner more than twenty-five percent (25%) in the aggregate of the outstanding shares of the Company entitled to vote in the election of directors, or a majority of directors elected to the Board, or a majority of the persons constituting a group authorized to hire or terminate employment of officers, if other than the Board, are different from the directors or persons constituting the Board or group just prior to the start of such period or a group other than the Board is created to hire or terminate employment of officers.

(g) "Confidential Information" as used in Sections 2.5, 2.6 and 2.7 of this Agreement, shall mean all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive shall have had access during his employment. Confidential Information shall include (among other things) all confidential data, designs, plans, notes, memoranda, work sheets, formulas, processes, and Customer and supplier lists.

(h) "Customer" means any Person or entity to whom the Company has sold any products (i) in the case of on-going employment, during the twenty-four
       (24) calendar months immediately preceding any dispute under Section 2.6 of this Agreement, and, (ii) in the case of the employment having ended, the twenty-four (24) calendar months preceding Executive's termination of employment.

(i) "Good Reason" when used with reference to a voluntary termination by Executive from his employment with Company, shall mean (i) a reduction in Executive's base salary as in effect on the date hereof, or as the same may be increased from time to time, during the Employment Period; (ii) a reduction in Executive's status, position, responsibilities or duties during the Employment Period; or (iii) notice of termination of this Agreement by the Company pursuant to Section 2.4(a), provided Executive terminates employment with the Company within six months of the expiration of the Term.

(j) "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(k) "Potential Customer" shall mean any Person or entity who, during the applicable twenty-four (24) month period described above in Section 1.1(h) of this Agreement, has (i) been involved in discussions or negotiations with the Company for products sold by the Company; (ii) initiated contact with the Company in order to obtain information regarding products sold by the Company; (iii) been the subject of repeated personal contacts by Executive and/or any other Company employee for purposes of soliciting business for the Company; or (d) been the subject of the Company's efforts to gather, learn or evaluate information which may help the Company obtain any future order from such Person or entity.

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                                   ARTICLE II
                                   Employment

2.1 Employment. Company agrees to continue to employ Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on January 1, 2003 ("Start Date") and ending as provided in Section 2.4 of this Agreement (the "Employment Period").

2.2    Position and Duties.
(a) Commencing on the Start Date and continuing during the Employment Period, Executive shall serve as Chief Executive Officer of the Company or in such other capacity as the Board may determine.

(b) Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the certificate of incorporation and by-laws of the Company and applicable law. During the Employment Period, Executive shall not become an employee of any Person or entity other than the Company. This section shall not be construed to prohibit Executive from serving on the board of directors of one or more other entities (with the consent of the Board in the case of a for-profit entity) or from investing in a business to the extent consistent with the provisions of Section 2.6(a).

2.3    Base Salary, Bonus and Benefits.
(a) Subject to the terms of this Agreement, in consideration of Executive's agreements contained herein, for the period beginning January 1, 2003, Executive's base salary shall be $725,000 per annum ("Base Salary"), which shall be payable in semi-monthly or other agreed-upon equal installments during the year and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes. Executive shall be entitled to the opportunity to earn annual performance bonuses (with a target bonus equal to 67% of base salary) in accordance with the Board-approved annual bonus program. In addition to the Base Salary, Executive shall be entitled, during the Employment Period to participate in all retirement, disability, pension, savings, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to executive employees.

(b) Executive's cash compensation and bonus opportunity for 2004 and future years shall be reviewed and set annually by the Compensation Committee of the Board, but his base salary shall not be reduced below $725,000 per annum.

(c) During the two-year period commencing on a Change of Control, Executive's Base Salary and bonus opportunity may not be reduced below the level established by the Compensation Committee of the Board immediately prior to the Change of Control.

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(d)    The Compensation Committee shall grant to the Executive 40,000 options to purchase Company stock (with an exercise price equal to the fair market value of the Company stock on the date of grant), 20,000 shares of restricted Company stock (subject to approval by Company stockholders), and a performance bonus award under which the Executive may earn up to $1,000,000 cash as of December 31, 2005. These awards shall be subject to a vesting schedule under which one-half of the value of the awards shall vest if the Executive is employed on December 31, 2005. All or a portion of the other half of the package will vest if the Executive is both employed on December 31, 2005 and the Company achieves performance goals to be established by the Board in accordance with the principles set forth in Section 2.3(e) below. If the Company achieves such performance goals in calendar years 2003, 2004, and/or 2005, 16-2/3% of the package will vest for each year such performance is achieved provided the Executive is employed on December 31, 2005. Even if the Company does not achieve the desired level of performance in each of 2003, 2004, and 2005, the other half of the package will nonetheless vest in full if the Executive is employed on December 31, 2005 and the Company achieves the desired performance for the three-year period beginning January 1, 2003 and ending December 31, 2005. Accelerated vesting of the entire package shall occur in the event of Executive's employment termination prior to December 31, 2005 under the circumstances described in Sections
       2.4(c)(ii) or 2.4(d). A pro rata portion of the awards shall vest in the event of the Executive's death or disability prior to December 31, 2005.
       A pro rata portion of 50% of the awards shall vest in the event of Executive's involuntary termination without Cause prior to December 31, 2005.

(e) The performance goals used to measure vesting under Section 2.3(d) above will be based upon the Company's achievement of performance equal to or better than the average performance of its peers with respect to one or more or a combination of revenue growth, earnings per share growth, and growth in operating cashflow, as determined by the Board in its discretion. One possible peer group is set forth in Exhibit A to this Agreement. In recognition of the fact that no other business constitutes an exact peer to the Company, the Board may modify the peer group annually, or may determine that the Company's performance will be measured against a weighted market basket index of companies in the three sectors corresponding to the Company's business - life sciences, biotech and chemicals. These three sectors will be appropriately weighted to reflect the percentage of the Company's business in each such sector. In determining performance of the Company relative to its peers, the Board in its discretion shall make appropriate adjustments for acquisitions or divestitures, unusual or nonrecurring items which have a material effect, and the impact of currency adjustments.

2.4    Term.
(a) General Term. This Agreement shall commence on the Effective Date and terminate on December 31, 2005 unless extended prior to that date. The Term shall automatically be extended for successive additional one-year periods unless either party to this Agreement provides the other party with notice of termination of this Agreement at least one hundred and eighty (180) days prior to the expiration of the original three-year period or any one-year period thereafter.

(b) Termination for Cause or Voluntary Termination. If the Executive is terminated by the Company for Cause or if the Executive voluntarily terminates his employment in any manner except as provided in Section 2.4(d) prior to the end of the Employment Period, the

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       Executive shall be entitled only to his Base Salary through the date of termination, but shall not be entitled to any further Base Salary or any applicable bonus or Benefits for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(c)    Termination Without Cause.
       (i) Before or More Than Twenty-Four Months Following Change of Control. If the Executive is involuntarily terminated by the Company prior to the end of the Employment Period without Cause before a Change in Control (excluding any involuntary termination which is a direct result of a Change in Control and which occurs within 60 days before a Change in Control) or more than twenty-four months following a Change of Control, the Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay equal to one year of Base Salary. Such severance payments will be made in equal installments over a one-year period payable on the dates on which the Executive's Base Salary would have otherwise been paid if Executive's employment had continued. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

       (ii) Within Twenty-Four Months After Change of Control. If the Executive is involuntarily terminated by the Company without Cause prior to the end of the Employment Period within twenty-four months after a Change of Control or within 60 days before a Change in Control if such involuntary termination without Cause is a direct result of the Change in Control, the Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay equal to three (3) years of Base Salary. Such severance payments will be made in equal installments over a three-year period payable on the dates on which the Executive's Base Salary would have otherwise been paid if Executive's employment had continued. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(d) Voluntary Termination for Good Reason. If Executive voluntarily terminates his employment for Good Reason within twenty-four (24) months after a Change of Control, Executive shall notify Company in writing if he believes the termination is for Good Reason. Executive shall set forth in reasonable detail why Executive believes Good Reason exists. If such termination is determined to be for Good Reason, Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay equal to three (3) years of Base Salary. Such severance payments will be made in equal installments over a three-year period payable on the dates on which the Executive's Base Salary would have otherwise been paid if Executive's employment had continued. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(e) No Mitigation. To the extent that Executive shall receive compensation for personal services from employment other than with the Company subsequent to a termination of Executive's employment with the Company, the amounts so earned shall not be offset

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       against the amounts (if any) due under this Agreement following
       Executive's termination of employment.

(f) Limitation on Certain Additional Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Executive ("Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), then the Payments due under this Agreement shall be decreased to the greatest amount that could be paid to Executive such that receipt of Payments would not give rise to any such excise tax.

(g) Severance Forfeiture. Executive agrees that the Executive shall be entitled to the severance pay as set forth in this Section 2.4 only if the Executive has not materially breached as of the date of termination any provisions of this Agreement and does not materially breach such provisions at any time during the period for which such payments are to be made. The Company's obligation to make such payments will terminate upon the occurrence of any such material breach during the severance period.

(h) No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any claim for any other severance compensation.

(i) Death or Disability. The Company's obligation under this Agreement terminates on the last day of the month in which the Executive's death occurs or on the date as of which Executive first becomes entitled to receive disability benefits under the Company's long-term disability plan. The Company shall pay to Executive or the Executive's estate all previously earned and accrued but unpaid Base Salary up to such date. Thereafter, the Executive or his estate shall not be entitled to any further Base Salary, bonus or Benefits for that year or any subsequent year, except as may be provided in an applicable benefit plan or program.

2.5    Confidential Information.
(a) Executive recognizes that the Company is engaged in the business of research, development, manufacture and sale of chemicals, chemical products and allied activities throughout the world (the "Company's Business"), which business requires for its successful operation the fullest security of its Confidential Information of which Executive will acquire knowledge during the course of his employment.

(b) Executive shall use his best efforts and diligence both during and after his employment with the Company, regardless of how, when or why Executive's employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information. Executive shall not, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of Executive's duties for the Company.

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(c)    Executive shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company's request, without retaining any copies, all documents, information and other material in Executive's possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information.

(d) Executive's obligations under this Section 2.5 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Executive during his employment from others with whom the Company has a business relationship.

(e) Executive's breach of Section 2.5 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

2.6    Competitive Activity.
(a) Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during his employment with the Company and for a period of two (2) years following his employment with the Company, regardless of how, when or why Executive's employment terminates, (i) engage in or invest in any business that is engaged in any work or activity that involves a product, process, service or development which is then competitive with and the same as or similar to a product, process, service or development on which Executive worked or with respect to which Executive had access to Confidential Information while with the Company, or (ii) otherwise compete against the Company's Business.

(b) Following expiration of the two-year period in Section 2.6(a) of this Agreement, Executive shall continue to be obligated under Section 2.5 of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

(c) Following termination of Executive's employment with the Company for any reason, Executive agrees to advise the Company of his new employer, work location and job responsibilities within three (3) days after accepting new employment if such new employment commences within two (2) years following Executive's termination of employment with the Company. Executive further agrees to keep the Company so advised of any change in his employment for two (2) years following the termination of his employment with the Company.

(d) Executive understands that the intention of Sections 2.5 and 2.6 of this Agreement is not to prevent the Executive from earning a livelihood and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing his general purchasing, sales, professional or technical skills in any of the hospitals, businesses, research or manufacturing facilities of companies which are not directly or indirectly in competition with the Company.

(e) Executive agrees that during his employment with the Company and for a period of two (2) years following Executive's termination of employment, regardless of how, when or why employment ceased, Executive shall not in any manner or in any capacity, directly or indirectly, for himself or any other Person or entity, actually or attempt to: (i) solicit any Customer or Potential Customer of the Company for the purpose of selling any products

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       competitive with products sold by the Company, or otherwise interfere with or take away any Customer or Potential Customer of the Company or the business of any such Customer or Potential Customer; or (ii) interfere with the Company's relationship with any Customer or supplier of the Company.

(f)    During Executive's employment with the Company and for a period of two
       (2) years following Executive's termination of employment, regardless of how, why or when employment ceased, Executive shall not, directly or indirectly, solicit for employment, hire or offer employment to, or otherwise aid or assist (by disclosing information about employees or otherwise) any other person or entity other than the Company in soliciting for employment, hiring or offering employment to, any employee of the Company.

(g) Executive's breach of Section 2.6 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

2.7    Ideas, Inventions and Discoveries.
(a) Executive shall promptly disclose to the Company any ideas, inventions or discoveries, whether or not patentable, which Executive may conceive or make (alone or with others) during the Employment Period, whether or not during working hours, and which, directly or indirectly (i) relate to matters within the scope of Executive's duties or field of responsibility during Executive's employment with the Company; or (ii) are based on Executive's knowledge of the actual or anticipated business or interest of the Company; or (iii) are aided by the use of time, materials, facilities or information of the Company.

(b) Executive hereby assigns to the Company or its designee, without further compensation, all of the right, title and interest in all such ideas, inventions or discoveries in all countries of the world except for patents currently held by Executive developed outside of employment with the Company.

(c) Without further compensation but at the Company's expense, Executive shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of Executive by the Company to enable the Company to obtain, maintain and enforce protection of such ideas, inventions and discoveries for and in the name of the Company or its designee, as the case may be, in all countries of the world. However, should Executive render any of the services in this Section 2.7(c) during a two-year period following termination of Executive's employment, Executive shall be compensated at a rate per hour equal to the base salary Executive received from the Company at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

(d) Executive's breach of Section 2.7 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

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                                   ARTICLE III
                                  Miscellaneous

3.1 Executive's Representations. Employee hereby represents and warrants to the Company that (i) Executive's execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

3.2 Survival. Sections 2.5, 2.6 and 2.7 and Sections 3.3 through 3.12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

          To the Company:
                   Mr. Kirk Richter
                   Sigma-Aldrich Corporation
                   3050 Spruce
                   St. Louis, MO 63103

          To Executive:
                   Mr. David Harvey
                   1470 East Bay Point Road
                   Whitefish Bay, Wisconsin 53217

          With a copy to:
                   Mr. Joseph T. Porter, Jr.
                   Polsinelli Shalton Welte
                   100 South Fourth Street, Suite 1100
                   St. Louis, MO 63102


or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

3.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any

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jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

3.5 Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and their respective successors and assigns. This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

3.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8 Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Executive's continued employment without objection shall not constitute Executive's consent to, or a waiver of Executive's rights with respect to, any circumstances constituting Good Reason. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Company, by its duly authorized officer.

3.9 Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter including, but not limited to, any prior employment and severance agreements, including the Employment Agreement executed by the parties on May 1, 1984 and the agreement regarding confidential information and competitive activities executed by the parties on August 30, 1982.

3.10 Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.

3.11 Governing Law. This Agreement shall be signed by the parties in St. Louis, Missouri. All questions concerning the construction, validity and interpretation of this Agreement and exhibits and schedules hereto will be governed by and construed in accordance with the domestic law of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri. Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the St. Louis County Circuit Court or the United States District Court for the Eastern District of Missouri.

3.12 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees)

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caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5, 2.6 and 2.7 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

3.13 Exit Interview. To ensure a clear understanding of this Agreement, Executive agrees, at the time of termination of Employee's employment, to engage in an exit interview with the Company at a time and place designated by the Company and at the Company's expense. Executive understands and agrees that during said exit interview, Executive may be required to confirm that he will comply with his on-going obligations under this Agreement. The Company may elect, at its option, to conduct the exit interview by telephone.

3.14 Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the Company's Business if such new employment commences within two (2) years following Executive's termination of employment with the Company. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) within two (2) years following the Executive's termination of employment with the Company.

          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

                                        SIGMA-ALDRICH CORPORATION


                                        By:   /s/ Kirk Richter
                                            ------------------

                                        Name: Kirk Richter

                                        Title: Treasurer


                                        EXECUTIVE


                                        By:   /s/ David Harvey
                                            ------------------
                                        Name: David Harvey

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

                                    EXHIBIT A

                               INITIAL PEER GROUP

Apogent Technologies, Inc.
Applied Biosystems Group
Fisher Scientific International, Inc.
Invitrogen Corporation
Waters Corporation

                                       12